Exhibit 11

GODFREY & KAHN, S.C.
Attorneys at Law
780 North Water Street
Milwaukee, Wisconsin 53202
Tel. (414) 273-3500
Fax (414) 273-5198

July 23, 2002

Strong Equity Funds, Inc.
100 Heritage Reserve
Menomonee Falls, WI 53051

Ladies and Gentlemen:

        We have acted as counsel to Strong Equity Funds, Inc., a Wisconsin corporation (the "Corporation"), in connection with the preparation by the Corporation of a registration statement on Form N-14 (the "Registration Statement") relating to the issuance by the Corporation of Class A shares of capital stock of the Strong Advisor Large Company Core Fund (the "Core Fund") and Investor Class shares of capital stock of the Strong Large Company Growth Fund (the "Growth Fund"), each of which is a series of the Corporation, as part of the acquisition by the Core Fund and the Growth Fund, respectively, of the assets of the Rockhaven Fund and the Rockhaven Premier Dividend Fund, respectively, each of which is a series of the Advisors Series Trust, a Delaware business trust.

        We have examined: (a) the Registration Statement (including the proxy statement/prospectus contained therein), (b) the Corporation's Amended and Restated Articles of Incorporation, as amended, and By-Laws, as amended, (c) certain resolutions of the Corporation's Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. For purposes of this opinion, we have assumed that no shares of either the Core Fund or the Growth Fund have been issued as of the date hereof.

        Based upon the foregoing, we are of the opinion that the Core Fund shares and the Growth Fund shares being registered under the Registration Statement have been duly authorized and will be validly issued, fully paid and non-assessable by the Corporation (except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes) upon transfer of the assets of the Rockhaven Fund and the Rockhaven Premier Dividend Fund, respectively, pursuant to the terms of the agreement and plan of reorganization included in the Registration Statement.

        We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.